Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BlackRock Kelso Capital Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities of BlackRock Kelso Capital Corporation (the “Company”), including the schedules of investments, as of December 31, 2009 and 2008, and the related statements of operations, changes in net assets, and cash flows for each of the three years ended December 31, 2009 and the financial highlights for each of the four years ended December 31, 2009 and for the period from July 25, 2005 (inception) through December 31, 2005, and have issued our report dated March 12, 2010. Such financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and in this Prospectus related to Post-Effective Amendment No. 1 to Registration Statement No. 333-148638 on Form N-2 (the “Prospectus”).

In our opinion, the information appearing in the Prospectus, under the caption “Senior Securities” as of December 31, 2009, 2008, 2007, 2006, and 2005, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York

March 19, 2010